                                                                   EXHIBIT 10.62

                                BROOKE GROUP LTD.
                       100 S.E. SECOND STREET, 32ND FLOOR
                              MIAMI, FLORIDA 33131



                                November 4, 1999



Ms. Joselynn D. Van Siclen
1643 Brickell Avenue, Unit # 2405
Miami, Florida  33129

Dear Ms. Van Siclen:

         We are pleased to inform you that Brooke Group Ltd. (the "Company") has granted you a nonqualified option (the "Option") to purchase 15,000 shares of the Company's common stock, par value $.10 per share (the "Common Stock"), at a purchase price of $15 7/16 per share, subject to adjustment (any of the underlying shares of Common Stock to be issued upon exercise of the Option are referred to hereinafter as the "Shares"), pursuant to Section 12 hereof and pursuant to the Company's 1999 Long-Term Incentive Plan, as may be and is in effect and as amended from time to time (the "Plan"). This agreement is conditioned upon the approval of the Plan by the Company's stockholders and is subject in all respects to the terms and provisions of the Plan, all of which terms and provisions are made a part of and incorporated in this agreement as if they were each expressly set forth herein. In the event of any conflict between the terms of this agreement and the terms of the Plan, the terms of the Plan shall control.

         1. The Option may be exercised on or prior to the tenth anniversary of the date of grant (after which date the Option will, to the extent not previously exercised, expire), provided the Option shall only vest and become exercisable as to all of the aggregate shares covered thereby on the fourth anniversary of the date of this agreement. However, the Option shall earlier vest and become immediately exercisable upon (i) the occurrence of a "Change in Control" as defined in Section 6(f) of the Employment Agreement dated as of June 1, 1995, as amended as of January 1, 1996, by and between Howard M. Lorber and New Valley Corporation, regardless of whether the Employment Agreement is then in effect (the "Employment Agreement"), other than any Change in Control arising by reason of a testamentary bequest by Bennett S. LeBow to or for the benefit of his surviving spouse of any or all securities of the Company or of New Valley Corporation beneficially owned by him as of the date of death, so long as, following the bequest, the event referenced in Section 6(f)(ii) of the Employment Agreement shall not have occurred, or (ii) the termination of your employment with the Company due to death or Disability (as defined in Section
2.8 of the Plan).

Ms. Joselynn D. Van Siclen
November 4, 1999
Page 2


         2. The Option, from and after the date it vests and becomes exercisable pursuant to Section 1 hereof, may be exercised in whole or in part by delivering to the Company a written notice of exercise in the form attached hereto as Exhibit A, specifying the number of the Shares to be purchased and the purchase price therefor, together with payment of the purchase price of the Shares to be purchased. The purchase price is to be paid in cash or by delivering shares of Common Stock already owned by you for at least six months and having a fair market value on the date of exercise equal to the purchase price of the Option being exercised, or a combination of such shares and cash.

         In addition, payment of the purchase price of the Shares to be purchased may also be made by delivering a properly executed notice to the Company, together with a copy of the irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price, and, if required, the amount of any federal, state or local withholding taxes.

         No Shares shall be issued until full payment therefor has been made. You shall have all of the rights of a stockholder of the Company holding the Common Stock that is subject to the Option (including, if applicable, the right to vote the Shares and the right to receive dividends thereon), when you have given written notice of exercise, have paid in full for such Shares and, if requested, have given the certificate described in Section 9 hereof.

         3. In the event your employment with the Company is terminated for any reason, the Option shall forthwith terminate, provided that you may exercise any then unexercised portion of the Option then vested and exercisable pursuant to
Section 1 hereof at any time prior to the earlier of nine months after the termination of your employment (one year in the event of death or Disability), or the expiration of the Option.

         4. The Option is not transferable except (i) by will or the applicable laws of descent and distribution, (ii) as a gift to a foundation, charity or other not-for-profit organization, or (iii) for transfers to your family members or trusts or other entities whose beneficiaries are your family members, provided that such transfer is being made for estate, tax and/or personal planning purposes.

         5. In the event of your death or Disability, the Option may be exercised by your personal representative or representatives, or by the person or persons to whom your rights under the Option shall pass by will or by the applicable laws of descent and distribution, within the one year period following termination due to death or Disability.

Ms. Joselynn D. Van Siclen
November 4, 1999
Page 3



         6. In the event of any change in capitalization affecting the Common Stock of the Company, including, without limitation, a stock dividend or other distribution, stock split, reverse stock split, recapitalization, consolidation, subdivision, split-up, spin-off, split-off, combination or exchange of shares or other form of reorganization or recapitalization, or any other change affecting the Common Stock, the aggregate number of shares of Common Stock covered by the Option and the exercise price per share of Common Stock subject to the Option shall be proportionately adjusted by the Company.

         7. The grant of the Option does not confer on you any right to continue in the employ of the Company or any of its subsidiaries or affiliates or interfere in any way with the right of the Company or its subsidiaries or affiliates to terminate the term of your employment.

         8. The Company shall require as a condition to the exercise of any portion of the Option that you pay to the Company, or make other arrangements regarding the payment of, any federal state or local taxes required by law to be withheld as a result of such exercise.

         9. Unless at the time of the exercise of any portion of the Option a registration statement under the Securities Act of 1933, as amended (the "Act"), is in effect as to the Shares, the Shares shall be acquired for investment and not for sale or distribution, and if the Company so requests, upon any exercise of the Option, in whole or in part, you agree to execute and deliver to the Company a reasonable certificate to such effect.

         10. You understand and acknowledge that: (i) any Shares purchased by you upon exercise of the Option may be required to be held indefinitely unless such Shares are subsequently registered under the Act or an exemption from such registration is available; (ii) any sales of such Shares made in reliance upon Rule 144 promulgated under the Act may be made only in accordance with the terms and conditions of that Rule (which, under certain circumstances, restrict the number of shares which may be sold and the manner in which shares may be sold);
(iii) certificates for Shares to be issued to you hereunder shall bear a legend to the effect that the Shares have not been registered under the Act and that the Shares may not be sold, hypothecated or otherwise transferred in the absence of an effective registration statement under the Act relating thereto or an opinion of counsel satisfactory to the Company that such registration is not required; and (iv) the Company shall place an appropriate "stop transfer" order with its transfer agent with respect to such Shares.

         11. In the event of the payment of any dividends or other distributions in respect of the Common Stock on or after the date hereof, through and including the tenth anniversary of the date of grant, you shall receive, within ten days of the payment of such dividend or distribution, a payment equal to the amount of any such dividends or other distributions that would have been paid to you had you been at the record date for such dividends or other distributions a

Ms. Joselynn D. Van Siclen
November 4, 1999
Page 4



shareholder of the Shares issuable upon exercise of any then unexercised portion of the Option, whether vested or unvested. Notwithstanding the prior sentence, dividends or distributions in respect of Shares that are paid to you prior to the date of approval of the Plan by the Company's stockholders shall be promptly repaid by you to the Company, with interest at Citibank N.A.'s prime interest rate, if such approval is not obtained.

         12. The Committee administering the Plan shall have the right, on or prior to the date of the approval of the Plan by the Company's stockholders, to increase the exercise price of the Option based on current market conditions or other factors deemed relevant by the Committee, provided that the exercise price shall not exceed the Fair Market Value (as defined in the Plan) of the Shares on the date of approval of the Plan by the Company's stockholders.

         13. The Company represents and warrants to you as follows: (i) this agreement and the grant of the Option hereunder have been authorized by all necessary corporate action by the Company and this letter agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms; (ii) the grant of the Option to you on the terms set forth herein will be exempt from the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 16b-3(d) thereunder; (iii) the Company will obtain, at its expense, any regulatory approvals necessary or advisable in connection with the grant of the Option or the issuance of the Shares; and (iv) the Company currently has reserved and available, and will continue to have reserved and available during the term of the Option, sufficient authorized and issued shares of its Common Stock for issuance upon exercise of the Option.

         14. Promptly following the date hereof, the Company shall use its best efforts to file and keep in effect a Registration Statement on Form S-8, Form S-3 or other applicable form to register under the Act the Shares issuable to you upon exercise of the Option and the resale thereof by you.

         15. This letter agreement contains all the understandings between the Company and you pertaining to the matters referred to herein, and supercedes all undertakings and agreements, whether oral or in writing, previously entered into by the Company and you with respect hereto. No provision of this letter agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by you and a duly authorized officer of the Company. No waiver by the Company or you of any breach by the other party hereto of any condition or provision of this letter agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time. If any provision of this letter agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this letter agreement or the application of such provision to such person or circumstances other than those to which it

Ms. Joselynn D. Van Siclen
November 4, 1999
Page 5



is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law. This letter agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws principles. This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Ms. Joselynn D. Van Siclen
November 4, 1999
Page 6



         Would you kindly evidence your acceptance of the Option and your agreement to comply with the provisions hereof by executing this letter agreement in the space provided below.

                                                Very truly yours,

                                                BROOKE GROUP LTD.


                                                By: /s/ Bennett S. LeBow
                                                    --------------------------
                                                    Bennett S. LeBow
                                                    Chairman, President and
                                                    Chief Executive Officer

AGREED TO AND ACCEPTED:

/s/ Joselynn D. Van Siclen
--------------------------
Joselynn D. Van Siclen

                                                                       EXHIBIT A








Brooke Group Ltd.
100 S.E. Second Street, 32nd Floor
Miami, Florida 33131

Gentlemen:

         Notice is hereby given of my election to purchase _________ shares of Common Stock, $.10 par value (the "Shares"), of Brooke Group Ltd., at a price of $______ per Share, pursuant to the provisions of the stock option granted to me on November 4, 1999. Enclosed in payment for the Shares is:

                   [ ]     my check in the amount of $_________________.

                   [ ] ______________ Shares having a total value of $______________, such value being based on the closing price(s) of the Shares on the date hereof.

         The following information is supplied for use in issuing and registering the Shares purchased hereby:

                  Number of Certificates
                     and Denominations
                                            ---------------------------

                  Name
                                            ---------------------------

                  Address
                                            ---------------------------

                                            ---------------------------

                  Social Security No.
                                            ---------------------------



Dated:
                                                  Very truly yours,



                                                  Joselynn D. Van Siclen